EXHIBIT 10.5

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”) dated as of September 18, 2013 (“Effective Date”) by and between Roger G. Little, Trustee of SPI-Trust, under a declaration of trust, dated May 3, 1976, and recorded with Middlesex South District Registry of Deeds, Book 12970, Page 625 (“Landlord"), and Spire Corporation, a Massachusetts corporation ("Tenant").

Preliminary Statement

A.Landlord and Tenant have entered into a Lease Agreement dated as of November 30, 2007, as amended by that certain First Amendment to Lease Agreement dated as of September 18, 2010 (as amended, “Lease”) pertaining to the entire building located at 40 Wiggins Avenue, Bedford, Massachusetts (the “Building”) consisting of approximately 144,230 square feet (“Original Premises”).

B.Landlord desires to lease a portion of the Original Premises containing approximately 27,048 rentable square feet and shown as the cross-hatched box on the lower right side of the plan attached hereto as Exhibit A (“Surrendered Premises”) directly to a third party, N2 Biomedical LLC (“N2”), and Tenant is willing to surrender the Surrendered Premises to Landlord in accordance with the terms of the Lease.

C.Landlord and Tenant wish to amend the Lease to reduce the Original Premises as hereinafter set forth and to address certain other issues all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Lease, Landlord and Tenant hereby agree as follows:
1.Premises. As of the Effective Date and subject to the condition that Landlord enters into a lease of the Surrendered Premises with N2, Tenant shall surrender the Surrendered Premises to Landlord in accordance with the requirements of the Lease. Tenant shall have no further rights of any kind with respect to the Surrendered Premises. As of the Effective Date, the term “Premises” shall mean the premises containing approximately 117,182 rentable square feet of the building determined by withdrawing the Surrendered Premises from the Original Premises.

2.Continuing Obligations. Notwithstanding the reduction of the Premises contain in Section 1 above, nothing contained herein shall relieve Tenant from its obligations as contained in the Lease (without regard to this Amendment) with respect to the Original Premises and the Real Estate, it being agreed for the benefit of Landlord and N2 that Tenant shall retain all obligations contained in the Lease (without regard to this Amendment) except (i) to the extent such obligations with respect to the Surrendered Premises are assumed by N2 in the lease attached hereto as Exhibit B, and (ii) that Base Rent shall be reduced to the amounts set forth in Section 3 below.

Tenant agrees that it has entered into a separate services agreement with N2 (the “Services Agreement”) which provides for, among other things, the payment of N2’s pro rata share of Real Estate Taxes, Insurance Costs, Utility Costs and costs of snow removal and landscaping of the Real Estate paid by Tenant (the “Indemnity Expenses”). In the event (i) N2 does not pay the Indemnity Expenses when due under the Services Agreement, (ii) Tenant notifies Landlord within thirty (30) days that N2 has not paid the Indemnity Expenses, and (iii) Tenant has used diligent efforts to collect such Indemnity Expenses from N2, then Landlord shall pay such unpaid Indemnity Expenses to Tenant within thirty (30) days of Landlord’s receipt of reasonable documentation of the same.

3.Base Rent. Section 3(a) of the Lease is hereby amended to substitute the rent table contained therein with the following table:

Period:	Annual Base Rental Rate (per square foot)	Annual Base Rental:	Monthly Base Rental:
Effective Date through end of Lease Year 6	$16.00	$1,874,912.00	$156,242.66
7	$16.50	$1,933,503.00	$161,125.25
8	$17.00	$1,992,094.00	$166,007.83
9	$17.50	$2,050,685.00	$170,890.41
10	$18.00	$2,109,276.00	$175,773.00

4.Common Areas. Tenant acknowledges and agrees that N2 shall have the right, in common with Tenant, to use all access roads, driveways, parking areas, loading docks, sidewalks, landscaped areas, trash pick-up areas, recreational areas and other amenities which are located within the Real Estate, as well as common areas in the Building shown as the cross-hatched areas on Exhibit A which are designated as “N2-Spire Common Space”.

5.Signage. Tenant acknowledges and agrees that N2 shall have the right to a sign on the exterior of the Building.

6.Bind and Inure. This document shall become effective and binding only upon the execution and delivery of this Amendment by Landlord and Tenant. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

7.Counterparts. This Amendment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be executed and delivered by facsimile or other electronic transmission, and such signatures shall have the same force and effect as originals.

8.Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

9.Ratification. Except as expressly amended by this Amendment, the Lease shall continue in full force and effect as heretofore. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control. This Amendment sets forth the entire agreement of the parties with respect to the subject matter as of the date hereof and no prior agreement, letters, representations, warranties, promises or understandings pertaining to any such matters shall be effective for any such purpose.

WITNESS the execution hereof as an instrument under seal as of the day first above written.
LANDLORD:
SPI-Trust

By:     /s/ Roger G. Little
Roger G. Little, Trustee

TENANT:
Spire Corporation

By:     /s/ Rodger W. LaFavre
Name:    Rodger W. LaFavre
Title:    Chief Operating Officer
Hereunto duly authorized

EXHIBIT INDEX

Exhibit A    Plan of Surrendered Premises

Exhibit B    N2 Lease